EXHIBIT 21.1

LIST OF SIGNIFICANT SUBSIDIARIES

Exact Name of Subsidiary	Jurisdiction of Incorporation

Crimson Exploration Inc.	Delaware

Crimson Exploration Operating, Inc.	Delaware